UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2011

Teliphone Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-28793	84-1491673
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

194 St-Paul St. West, Suite 303, Montreal, Quebec Canada	H2Y 1Z8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (514) 313-6000

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 30, 2011, the Company, its subsidiary Teliphone Inc., certain individuals and related parties entered into a litigation agreement with the Bank of Montreal in order to settle all matters between them.  The Company has agreed to make a settlement payment of CDN$ 375,000 in order to receive a full and final release of all litigation claims made against them and the individuals and related parties.

The terms of the payment are as follows: $25,000 upon execution of the litigation and settlement agreements, followed by 24 equal monthly payments of $11,458.33 due on the 15th of the month commencing March 15, 2011.  This is followed by a final payment of $75,000 due on the 15th of March, 2013.

The conditions of the release are such that Bank of Montreal will provide a full and unconditional release to the Company and related entities, and consents to the dismissal of its action against them regarding the management of the clients of Orion Communications Inc.

Should there be a Payment Default the Company and related entities consent to judgment in the Action for the full amount of the claim less any amounts recovered through this Settlement Agreement.

A copy of the litigation agreement and minutes of settlement is attached hereto as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.  The foregoing description of the litigation agreement and minutes of settlement does not purport to be complete and is qualified in its entirety by reference to the full text of these agreements

Item 9.01. Financial Statements and Exhibits.

(a)           10.1           Litigation Agreement, Ontario Superior Court of Justice, by and between Bank of Montreal, 9191-4200 Quebec Inc. Gilles Poliquin, Teliphone Inc., George Metrakos, Teliphone Corp., La Fiducie Jaam, Benoit Laliberté dated March 30, 2011.

(b)           10.2           Minutes of Settlement, Ontario Superior Court of Justice, by and between Bank of Montreal, 9191-4200 Quebec Inc., Teliphone Inc., Teliphone Corp., Gilles Poliquin, George Metrakos dated March 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 6, 2011

Teliphone Corp.

By:	/s/ Lawry Trevor-Deutsch
Name:	Lawry Trevor-Deutsch
Title:	Chief Executive Officer

2